News

DENBURY RESOURCES COMMENCES NEXT STEP TO
IMPLEMENT PRE-PACKAGED PLAN TO STRENGTHEN ITS
BALANCE SHEET AND REDUCE DEBT

Files Voluntary Petitions for Reorganization Under Chapter 11

Continuing Normal Course Operations Through Court-Supervised Process

PLANO, Texas – July 30, 2020 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced it has taken the next step to implement its “pre-packaged” plan to eliminate the Company’s $2.1 billion of bond debt, consistent with the terms of its previously announced Restructuring Support Agreement (the "RSA").

As announced on July 29, 2020, Denbury entered into an RSA with funded debtholders holding 100% of the Company’s revolving credit facility loans, approximately 67.2% of its second lien notes and approximately 70.8% of its convertible notes. As contemplated by the RSA, Denbury and its subsidiaries have voluntarily filed petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”). Denbury expects to continue normal course operations throughout the Court-supervised process.

Pursuant to their commitment letter, the Company’s existing lenders are providing a debtor-in-possession (“DIP”) revolving loan that will “roll” into an exit facility with up to $615 million in availability. Upon Court approval, this new financing and the cash generated from Denbury’s ongoing operations are expected to be sufficient to support the business during the Court-supervised process.

Chris Kendall, Denbury’s President and CEO, commented, “We are pleased to be moving forward with our pre-packaged plan and we are grateful to have the support of our lenders and bondholder groups, which will enable us to complete our financial restructuring on an expedited basis. Against a backdrop of unprecedented industry challenges, we expect this process to significantly enhance Denbury’s financial flexibility and position our company for long-term success. In recent days, we have spoken with many of our partners and stakeholders, and we appreciate their confidence in our ongoing business.

“Throughout this process, we are committed to continuing to perform at a high level, remaining focused on safe, responsible and efficient operations. I again want to thank our dedicated team for their hard work and unwavering dedication to the Company’s success. We look forward to emerging a financially stronger company, and we are excited about building on the multiple advantages of our unique CO2 EOR focused strategy for many years to come.”

In connection with the Chapter 11 filing, Denbury has filed a number of customary motions with the Court seeking authorization to support its operations while this process is ongoing, including authority to continue to pay employee wages and benefits in the ordinary course, honor customer commitments and make payments to lessors and royalty owners in the ordinary course of business. The Company also expects to pay vendors in full for goods and services provided on or after the Chapter 11 filing date. Under terms of the pre-packaged plan, which is subject to Court approval, general unsecured pre-petition claims will also be paid in full in the ordinary course.

Additional information is available at www.denburyrestructuring.com or by calling Denbury’s Restructuring Hotline, at 855-917-3570 (toll-free in the U.S.) or 503-520-4467 (for calls originating outside the U.S.). Court documents and additional information about the Court-supervised process are available on a separate website administered by Denbury’s claims agent, Epiq, at https://dm.epiq11.com/Denbury.

Kirkland & Ellis LLP is acting as legal counsel to Denbury, Evercore Inc. is acting as financial advisor and Alvarez & Marsal is serving as restructuring advisor.

ABOUT DENBURY RESOURCES

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent Form 10-Q and its 2019 Form 10-K.  These risks and uncertainties are incorporated by this reference as though fully set forth herein.  The forward-looking statements contained herein are based on financial, market, geological and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks, and subject to the Company’s ability to confirm and consummate a plan of reorganization under Chapter 11 or an alternative restructuring transaction, the risks attendant to the bankruptcy process, the adequacy and restrictions of a DIP facility such as that contemplated by our lenders’ commitment letter, and the impact of all of these factors upon the Company’s ability to capitalize on the reorganization process and emerge as an entity equipped to operate as a going concern on a long-term basis.  There is no assurance that the goals and projections herein can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

INVESTOR CONTACT:
John Mayer
Denbury Resources Inc., Director of Investor Relations
972.673.2383

MEDIA CONTACT:
Andrew Siegel / Michael Freitag / Andrew Squire
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

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